EXHIBIT 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley Co-Chief Executive Officer
FOR IMMEDIATE RELEASE
CONTACT:	Miller Industries, Inc. J. Vincent Mish, Chief Financial Officer (423) 238-4171 Frank Madonia, General Counsel (423) 238-4171 FD Investor Contact: Eric Boyriven (212) 850-5600

MILLER INDUSTRIES REPORTS 2007 THIRD QUARTER RESULTS

CHATTANOOGA, Tennessee, November 8, 2007 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the quarter ended September 30, 2007.
For the third quarter of 2007, net sales were $92.7 million, compared with $107.4 million in the third quarter of 2006.  Income before taxes was $5.6 million, compared with $7.7 million in the third quarter of 2006.  As previously announced, in 2007 the Company returned to a normalized effective tax rate, which was 35.2% in the third quarter, as compared to 12.6% in the prior year period.  Giving effect to the higher effective tax rate, third quarter 2007 net income was $3.6 million, or $0.31 per diluted share, compared with net income in the third quarter of 2006 of $6.7 million, or $0.58 per diluted share.
Costs of operations in the third quarter of 2007 were $79.6 million, compared to $92.2 million in the prior year period.  Gross profit for the third quarter of 2007 was $13.1 million, compared with $15.1 million in the third quarter of 2006.  As a percentage of net sales, gross margin in the 2007 third quarter was essentially flat compared to the 2006 third quarter at 14.1%.
For the third quarter of 2007, selling, general and administrative expenses were $6.5 million, versus $6.6 million in the prior year period.  As a percentage of net sales, selling, general and administrative expenses were 7.0% for the third quarter of 2007 versus 6.2% in the prior year period.
Interest expense in the third quarter of 2007 increased to $1.0 million from $851,000 in the third quarter of 2006 primarily as a result of higher chassis and customer floor plan interest.  Total senior and junior debt at September 30, 2007 was approximately $3.9 million, down from $4.2 million at June 30, 2007, and $13.3 million at September 30, 2006.  As previously announced, on July 11, 2007, the Company amended its $20 million revolving credit facility and $7 million term loan with Wachovia Bank, reducing the interest rate to LIBOR plus 0.75% to 1.5% a year, from LIBOR plus 1.75% to 2.5% a year, and extending the maturity date of the entire credit agreement to June 17, 2010.

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MILLER INDUSTRIES REPORTS 2007 THIRD QUARTER RESULTS	PAGE 2

For the nine-month period ended September 30, 2007, net sales rose 7.8% to $315.5 million, compared to $292.7 million in the prior year period.  Income before income taxes rose 4.2% to $21.8 million, compared with income before income taxes of $20.9 million in 2006.  Reflecting the increase in the effective tax rate described above, the Company reported net income of $13.9 million, or $1.19 per diluted share, for the first nine months of 2007, compared to net income for the first nine months of 2006 of $18.1 million, or $1.56 per diluted share.
Jeffrey I. Badgley, President and Co-CEO of the Company stated, “While overall demand has moderated somewhat, our top line comparisons reflected in large part the completion of several major municipal and military orders in the second quarter that had been contributing to our performance over the prior twelve months.  Based on these factors we took the steps we felt necessary and reduced production levels and costs this quarter.  We are pleased that our efforts have allowed us to maintain year-over-year gross margin levels, despite the lower sales.”
Mr. Badgley added, “Our recently completed small wrecker facility has been performing well, and upgrades to our heavy-duty wrecker facility remain on-track for completion in the next few months.  We continue to fund these projects out of our cash flow and look forward to the enhanced efficiency, customer service and product quality that they will provide in the future.”
Mr. Badgley concluded, “Looking ahead we continue to focus on securing additional government orders, although we cannot predict the success of our efforts or the timing of any orders.  Given all of the current economic uncertainties, we remain cautious regarding the near-term outlook for the towing and recovery industry.  As in the past, we will continue to carefully monitor our cost base with the goal of maintaining our overall profitability, and we look forward to continued profitability in the remainder of the year. While there may be uncertainties in this economy, we remain confident that we have the people, the products and the distribution to continue to provide the highest quality products in a cost effective manner going forward."

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MILLER INDUSTRIES REPORTS 2007 THIRD QUARTER RESULTS	PAGE 3

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, November 9, 2007, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=43726

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through November 16, 2007.  The replay number is (800) 642-1687, Passcode 22742723.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

      Certain matters set forth in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws.  The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement.  These risks and uncertainties include risks related to the cyclical nature of our industry, general economic conditions and the economic health of our customers; our dependence on outside suppliers of raw materials, increases in the cost of aluminum, steel, petroleum-related products and other raw materials; increases in fuel and other transportation costs; and those risks discussed in the Company’s filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2006, which discussion is incorporated herein by this reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statements were made.  Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			Septmber 30,
			%			%
	2007	2006	Change	2007	2006	Change
NET SALES	$92,692	$107,364	-13.7%	$315,520	$292,723	7.8%

COSTS AND EXPENSES:

COST OF OPERATIONS	79,637	92,228	-13.7%	270,485	249,582	8.4%

SELLING, GENERAL AND	6,481	6,632	-2.3%	20,671	19,615	5.4%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	1,018	851	19.6%	2,612	2,653	-1.5%

TOTAL COSTS AND EXPENSES	87,136	99,711	-12.6%	293,768	271,850	8.1%

INCOME BEFORE INCOME TAXES	5,556	7,653	-27.4%	21,752	20,873	4.2%

INCOME TAX PROVISION	1,958	967	102.5%	7,886	2,761	185.6%

NET INCOME	$3,598	$6,686	-46.2%	$13,866	$18,112	-23.4%

BASIC INCOME PER COMMON SHARE	$0.31	$0.59	-47.5%	$1.20	$1.60	-25.0%

DILUTED INCOME PER COMMON SHARE	$0.31	$0.58	-46.6%	$1.19	$1.56	-23.7%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,572	11,360	1.9%	11,545	11,334	1.9%
DILUTED	11,667	11,577	0.8%	11,661	11,589	0.6%